Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
February 1, 2022	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Increases Cash Dividend to $0.21 per Share

Announces Fourth Quarter 2021 Diluted Earnings Per Share of $0.63

(Manhattan, KS, February 1, 2022) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.63 for the three months ended December 31, 2021, compared to $1.12 per share in the same quarter last year and $0.90 per share in the third quarter of 2021. Net earnings for the fourth quarter of 2021 amounted to $3.1 million, compared to $5.6 million for the fourth quarter of 2020 and $4.5 million in the third quarter of 2021. For the three months ended December 31, 2021, the return on average assets was 0.98%, the return on average equity was 9.25%, and the efficiency ratio was 68.3%.

For the year ended December 31, 2021, diluted earnings per share totaled $3.60 compared to $3.91 during 2020 while net income amounted to $18.0 million in 2021 compared to $19.5 million in 2020. For the year ended December 31, 2021, the return on average assets was 1.44%, the return on average equity was 13.80% and the efficiency ratio was 61.8%.

In making this announcement, Michael E. Scheopner, President and Chief Executive Officer of Landmark, said, “Low interest rates, coupled with a decline in mortgage banking activities and a declining balance of Paycheck Protection Program (PPP) loans, reduced current quarter earnings compared to the prior quarter. However, net income for the twelve months ended December 31, 2021 remained strong due to continued core loan and deposit growth, solid credit results and good expense control. For the twelve months ended December 31, 2021, total loans excluding PPP loans, grew $31.8 million or 5.2% while total deposits grew 13.0% to $1.2 billion. Also, capital and liquidity levels remain excellent, positioning us well for growth in the coming year.”

“During the fourth quarter 2021, our core loan portfolio (excluding PPP loans) increased $9.1 million, or 5.6%, primarily from solid growth in our commercial real estate, residential real estate and agricultural loan portfolios. Gain on sales of loans this quarter declined $2.4 million from the same quarter last year, mostly resulting from tight housing supplies and lower refinancing activities; however, fees and service charge income grew by 6.7%. Non-interest expense this quarter increased slightly from the same quarter last year. Total deposits this quarter increased by $81.8 million, or 28.3%, and overall deposit costs remained at very low levels. Our net interest margin remained solid at 3.17% this quarter.”

Mr. Scheopner continued, “Credit quality remained strong this quarter as the Company recorded net loan recoveries of $9,000 in the current quarter compared to net loan charge-offs of $397,000 in the prior quarter and $291,000 in the same quarter last year. The allowance for loan losses totaled $8.8 million at December 31, 2021, and there was no provision for loan losses this quarter. The allowance for loan losses totaled 1.36% of period end loans, excluding PPP loans for which no loan loss reserve has been provided. Non-accrual loans declined to $5.2 million in the current quarter compared to $9.8 million in the prior quarter. Our equity to assets ratio totaled 10.21% while loans to deposits totaled 56.9%. We believe Landmark’s risk management practices, liquidity and capital strength continue to position us well to meet the financial needs of families and businesses in our markets.”

During the fourth quarter, the Company distributed a 5% stock dividend on its common stock and paid a cash dividend of $0.19 per share (as restated for the 5% stock dividend). Also in January 2022, Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid March 2, 2022, to common stockholders of record as of the close of business on February 16, 2022, representing an increase of 10.3% from 2021.

Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Wednesday, February 2, 2022. Investors may participate via telephone by dialing (844) 200-6205 and using access code 922863. A replay of the call will be available through March 3, 2022, by dialing (866) 813-9403 and using access code 996978.

SUMMARY OF FOURTH QUARTER RESULTS

Net Interest Income

Net interest income amounted to $9.1 million for the three months ended December 31, 2021, compared to $10.1 million in the same period last year and $9.6 million in the third quarter of 2021. The decrease of $964,000, or 9.5%, from the fourth quarter of 2020 was primarily the result of a decrease in interest on loans, which declined $1.0 million or 11.2%. This decrease in loan interest income was mainly due to lower interest and fees earned on PPP loans compared to the same period last year. Interest and fees recognized on PPP loans in the fourth quarter of 2021 totaled $661,000 compared to $1.6 million in the third quarter of 2021, and $1.5 million in the same period last year. The average tax-equivalent yield on the loan portfolio was 4.81% in the current quarter compared to 4.86% in the same quarter last year and 5.03% in the prior quarter. Interest costs on interest-bearing deposits totaled 0.12% in the current quarter, 0.17% in the fourth quarter of 2020 and 0.13% in the prior quarter. On a tax-equivalent basis, the net interest margin totaled 3.17% in the fourth quarter 2021, compared to 3.36% in the prior quarter and 3.87% in the fourth quarter 2020.

Non-Interest Income

Total non-interest income was $4.6 million for the fourth quarter of 2021, a decrease of $2.3 million, or 33.1%, compared to the same period last year and a decrease of $867,000, or 15.9% from the previous quarter. The decrease in non-interest income during the fourth quarter of 2021 compared to the same period last year and the third quarter of 2021 was primarily due to decreases of $2.4 million and $837,000, respectively in gains on sales of mortgage loans as originations of residential real estate loans declined. Decreased loan originations mainly resulted from lower housing inventories coupled with higher mortgage interest rates during the fourth quarter of 2021, which reduced refinancing activity. Fees and service charges increased $150,000, or 6.7%, compared to the same quarter last year and $135,000, or 6.0%, compared to the prior quarter primarily due to growth in deposit and loan servicing fees.

Non-Interest Expense

During the fourth quarter of 2021, non-interest expense totaled $9.6 million, a slight increase over the same period last year and prior quarter. The increase in non-interest expense in the fourth quarter of 2021 compared to the same period of last year was primarily due to higher professional fees and other non-interest expense, which was mostly offset by a $202,000 decrease in compensation and benefits related expenses, due to lower commissions paid on residential real estate loans originated. Amortization of mortgage servicing rights also declined. The growth in other non-interest expense from the same quarter last year of $154,000 was primarily due to higher costs associated with advertising and foreclosed real estate expense.

Income Tax Expense

Landmark recorded income tax expense of $1.0 million in the fourth quarter of 2021 compared to $1.1 million in the fourth quarter of 2020 and $1.1 million in the third quarter of 2021. The effective tax rate increased to 24.8% in the current quarter compared to 17.0% in the fourth quarter of 2020 and 19.8% in the prior quarter. The fourth quarter of 2021 included income tax expense of $162,000 related to an increase in unrecognized tax benefits, which increased the effective tax rate. The fourth quarter of 2020 included the recognition of $229,000 of previously unrecognized tax benefits, which reduced the effective tax rate.

Balance Sheet Highlights

As of December 31, 2021, gross loans totaled $662.4 million, a decrease of $2.4 million over the prior quarter-end and a decrease of $51.1 million since December 31, 2020. Declines over both periods were primarily due to lower PPP loans, which have been paying off over the last twelve months. The balance of PPP loans totaled $17.2 million at the end of 2021 compared to $28.7 million at September 30, 2021 and $100.1 million at December 31, 2020. Excluding these loans, gross loans increased $9.1 million, or 5.6% annualized, during the fourth quarter of 2021, primarily due to increases of $5.0 million each in both commercial real estate and residential real estate loans. Compared to September 30, 2021, investment securities increased $9.6 million to $388.1 million as of December 31, 2021, while deposits increased $81.8 million to $1.1 billion.

Stockholders’ equity increased to $135.6 million (book value of $27.14 per share) as of December 31, 2021, from $135.4 million (book value of $27.09 per share) as of September 30, 2021. The ratio of equity to total assets decreased to 10.21% on December 31, 2021, from 10.79% at September 30, 2021.

The allowance for loan losses totaled $8.8 million, or 1.36% of total gross loans (excluding PPP loans) on December 31, 2021, compared to $8.8 million, or 1.38% of total gross loans (excluding PPP loans) on September 30, 2021. No allowance for loan losses has been allocated to PPP loans because they are guaranteed by the SBA. Net loan recoveries totaled $9,000 in the fourth quarter of 2021, compared to net loan charge-offs of $291,000 during the same quarter last year and $397,000 during the third quarter of 2021. The ratio of annualized net loan charge-offs to total average loans was -0.01% in the current quarter, 0.24% in the prior quarter and 0.16% in the fourth quarter of last year. There was no provision for loan losses made in the fourth quarter 2021.

During the fourth quarter of 2021, non-performing loans decreased $4.6 million to $5.2 million, or 0.79% of gross loans, while loans 30-89 days delinquent increased $448,000 to $2.0 million, or 0.30% of gross loans, as of December 31, 2021. Real estate owned totaled $2.6 million at December 31, 2021; however, subsequent to the end of the year the balance has been reduced to $1.5 million due the sale of a commercial real estate property for $1.0 million at no gain or loss.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economies; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxiv) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Assets
Cash and cash equivalents	$189,213	$117,314	$131,018	$109,151	$84,818
Interest-bearing deposits at other financial institutions	7,378	7,629	5,205	5,455	5,460
Investment securities:
U.S. treasury securities	42,675	40,314	36,646	20,359	2,037
U.S. federal agency obligations	17,195	17,297	22,852	18,861	18,924
Municipal obligations, tax exempt	137,984	140,788	140,526	143,105	142,676
Municipal obligations, taxable	40,046	38,988	38,779	41,138	49,535
Agency mortgage-backed securities	142,817	133,502	99,936	91,987	78,638
Investment securities available-for-sale, at fair value	380,717	370,889	338,739	315,450	291,810
Bank stocks, at cost	2,905	2,985	3,220	4,062	4,473
Loans:
One-to-four family residential real estate	166,081	161,120	162,606	159,798	157,984
Construction and land	27,644	26,658	27,092	26,591	26,106
Commercial real estate	198,472	193,455	189,093	179,781	172,307
Commercial	132,154	135,790	127,672	126,998	134,047
Paycheck Protection Program (PPP)	17,179	28,671	61,236	117,297	100,084
Agriculture	94,267	91,305	89,667	92,486	96,532
Municipal	2,050	2,115	2,178	2,183	2,332
Consumer	24,541	25,624	25,676	25,557	24,122
Total gross loans	662,388	664,738	685,220	730,691	713,514
Net deferred loan (fees) costs and loans in process	(380)	936	(2,361)	(3,611)	(1,957)
Allowance for loan losses	(8,775)	(8,766)	(9,163)	(9,271)	(8,775)
Loans, net	653,233	656,908	673,696	717,809	702,782
Loans held for sale	4,795	8,929	10,952	13,995	15,533
Bank owned life insurance	32,106	31,914	31,722	25,568	25,420
Premises and equipment, net	20,803	20,361	20,137	20,320	20,493
Goodwill	17,532	17,532	17,532	17,532	17,532
Other intangible assets, net	84	104	132	168	206
Mortgage servicing rights	4,193	4,201	4,143	3,966	3,726
Real estate owned, net	2,551	2,578	1,385	1,474	1,774
Other assets	13,458	13,190	12,545	13,925	14,000
Total assets	$1,328,968	$1,254,534	$1,250,426	$1,248,875	$1,188,027

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	350,005	317,827	307,125	314,616	264,878
Money market and checking	536,868	488,213	504,025	490,634	491,275
Savings	155,501	151,380	150,874	142,507	126,124
Certificates of deposit	106,107	109,267	115,739	123,489	133,750
Total deposits	1,148,481	1,066,687	1,077,763	1,071,246	1,016,027
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Other borrowings	7,403	6,219	4,534	4,165	6,371
Accrued interest and other liabilities	15,790	24,571	14,122	23,532	17,306
Total liabilities	1,193,325	1,119,128	1,118,070	1,120,594	1,061,355
Stockholders’ equity:
Common stock	50	48	48	48	48
Additional paid-in capital	79,120	72,489	72,413	72,336	72,230
Retained earnings	52,593	56,957	53,391	49,363	44,947
Accumulated other comprehensive income	3,880	5,912	6,504	6,534	9,447
Total stockholders’ equity	135,643	135,406	132,356	128,281	126,672
Total liabilities and stockholders’ equity	$1,328,968	$1,254,534	$1,250,426	$1,248,875	$1,188,027

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,			Year ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Interest income:
Loans	$7,907	$8,461	$8,907	$33,612	$31,797
Investment securities:
Taxable	836	782	842	3,192	4,177
Tax-exempt	737	748	788	3,022	3,279
Total interest income	9,480	9,991	10,537	39,826	39,253
Interest expense:
Deposits	223	258	307	1,023	2,105
Borrowed funds	121	120	130	483	664
Total interest expense	344	378	437	1,506	2,769
Net interest income	9,136	9,613	10,100	38,320	36,484
Provision for loan losses	-	-	700	500	3,300
Net interest income after provision for loan losses	9,136	9,613	9,400	37,820	33,184
Non-interest income:
Fees and service charges	2,403	2,268	2,253	8,857	8,091
Gains on sales of loans, net	1,823	2,660	4,194	10,487	15,155
Bank owned life insurance	192	193	151	686	611
Gains on sales of investment securities, net	-	30	-	1,138	2,448
Other	180	314	270	1,093	1,053
Total non-interest income	4,598	5,465	6,868	22,261	27,358
Non-interest expense:
Compensation and benefits	5,061	5,132	5,263	20,157	20,657
Occupancy and equipment	1,214	1,101	1,184	4,482	4,432
Data processing	525	498	520	2,016	1,831
Amortization of mortgage servicing rights and other intangibles	376	376	436	1,601	1,602
Professional fees	595	413	489	1,831	1,584
Other	1,779	1,923	1,625	7,169	6,156
Total non-interest expense	9,550	9,443	9,517	37,256	36,262
Earnings before income taxes	4,184	5,635	6,751	22,825	24,280
Income tax expense	1,037	1,118	1,148	4,814	4,787
Net earnings	$3,147	$4,517	$5,603	$18,011	$19,493

Net earnings per share (1)
Basic	$0.63	$0.90	$1.12	$3.61	$3.91
Diluted	0.63	0.90	1.12	3.60	3.91
Dividends per share (1)	0.19	0.19	0.18	0.76	0.73
Shares outstanding at end of period (1)	4,997,459	4,997,618	4,988,380	4,997,459	4,988,380
Weighted average common shares outstanding - basic (1)	4,997,423	4,996,419	4,979,228	4,994,546	4,987,322
Weighted average common shares outstanding - diluted (1)	5,016,722	5,010,973	4,983,956	5,006,612	4,991,901

Tax equivalent net interest income	$9,335	$9,815	$10,312	$39,136	$37,361

(1) Share and per share values at or for the periods ended December 31, 2020 have been adjusted to give effect to the 5% stock dividend paid during December 2021.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the Year ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Performance ratios:
Return on average assets (1)	0.98%	1.42%	1.93%	1.44%	1.77%
Return on average equity (1)	9.25%	13.36%	18.10%	13.80%	16.70%
Net interest margin (1)(2)	3.17%	3.36%	3.87%	3.39%	3.72%
Effective tax rate	24.8%	19.8%	17.0%	21.1%	19.7%
Efficiency ratio (3)	68.3%	61.2%	55.5%	61.8%	58.5%
Non-interest income to total income (3)	33.6%	36.0%	40.4%	35.5%	40.6%

Average balances:
Investment securities	$391,050	$357,652	$300,135	$335,186	$320,702
Loans	652,691	667,952	730,247	702,450	668,326
Assets	1,276,079	1,261,954	1,157,856	1,248,827	1,101,422
Interest-bearing deposits	758,061	769,658	702,219	768,057	673,217
Subordinated debentures and other borrowings	29,633	27,003	35,053	26,872	38,816
Stockholders’ equity	135,015	134,167	123,119	130,521	116,747

Average tax equivalent yield/cost (1):
Investment securities	1.74%	1.86%	2.42%	1.96%	2.58%
Loans	4.81%	5.03%	4.86%	4.88%	4.76%
Total interest-bearing assets	3.29%	3.49%	4.04%	3.52%	3.99%
Interest-bearing deposits	0.12%	0.13%	0.17%	0.13%	0.31%
Subordinated debentures and other borrowings	1.62%	1.76%	1.48%	1.75%	1.71%
Total interest-bearing liabilities	0.17%	0.19%	0.24%	0.19%	0.39%

Capital ratios:
Equity to total assets	10.21%	10.79%	10.66%
Tangible equity to tangible assets (3)	9.00%	9.52%	9.31%
Book value per share	$27.14	$27.09	$25.39
Tangible book value per share (3)	$23.62	$23.57	$21.84

Rollforward of allowance for loan losses:
Beginning balance	$8,766	$9,163	$8,366	$8,775	$6,467
Charge-offs	(70)	(616)	(313)	(978)	(1,116)
Recoveries	79	219	22	478	124
Provision for loan losses	-	-	700	500	3,300
Ending balance	$8,775	$8,766	$8,775	$8,775	$8,775

Non-performing assets:
Non-accrual loans	$5,230	$9,829	$10,515
Accruing loans over 90 days past due	-	-	-
Non-performing investment securities	-	-	-
Real estate owned	2,551	2,578	1,774
Total non-performing assets	$7,781	$12,407	$12,289

30-89 days delinquent loans	$1,990	$1,542	$1,530

Other ratios:
Loans to deposits	56.88%	61.58%	69.17%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.30%	0.23%	0.21%
Total non-performing loans to gross loans outstanding	0.79%	1.48%	1.47%
Total non-performing assets to total assets	0.59%	0.99%	1.03%
Allowance for loan losses to gross loans outstanding	1.32%	1.32%	1.23%
Allowance for loan losses to gross loans outstanding excluding PPP loans	1.36%	1.38%	1.43%
Allowance for loan losses to total non-performing loans	167.78%	89.19%	83.45%
Net loan charge-offs to average loans (1)	-0.01%	0.24%	0.16%	0.07%	0.15%

(1)	Information is annualized.
(2)	Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.
(3)	Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the Year ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Non-GAAP financial ratio reconciliation:
Total non-interest expense	$9,550	$9,443	$9,517	$37,256	$36,262
Less: foreclosure and real estate owned expense	(124)	(215)	(62)	(415)	(172)
Less: amortization of other intangibles	(20)	(28)	(40)	(102)	(177)
Adjusted non-interest expense (A)	9,406	9,200	9,415	36,739	35,913

Net interest income (B)	9,136	9,613	10,100	38,320	36,484

Non-interest income	4,598	5,465	6,868	22,261	27,358
Less: gains on sales of investment securities, net	-	(30)	-	(1,138)	(2,448)
Less: gains on sales of premises and equipment and foreclosed assets	28	(19)	(10)	4	29
Adjusted non-interest income (C)	$4,626	$5,416	$6,858	$21,127	$24,939

Efficiency ratio (A/(B+C))	68.3%	61.2%	55.5%	61.8%	58.5%
Non-interest income to total income (C/(B+C))	33.6%	36.0%	40.4%	35.5%	40.6%

Total stockholders’ equity	$135,643	$135,406	$126,672
Less: goodwill and other intangible assets	(17,616)	(17,636)	(17,738)
Tangible equity (D)	$118,027	$117,770	$108,934

Total assets	$1,328,968	$1,254,534	$1,188,027
Less: goodwill and other intangible assets	(17,616)	(17,636)	(17,738)
Tangible assets (E)	$1,311,352	$1,236,898	$1,170,289

Tangible equity to tangible assets (D/E)	9.00%	9.52%	9.31%

Shares outstanding at end of period (F)	4,997,459	4,997,618	4,988,380

Tangible book value per share (D/F)	$23.62	$23.57	$21.84